Exhibit 10.1

[NHTB Letterhead]

February 14, 2013

Stephen W. Ensign

[Address]

[City, State Zip]

Re: Consulting Services

This letter agreement ( “Agreement”) summarizes the terms and conditions related to your provision of consulting services to New Hampshire Thrift Bancshares, Inc. (the “Company”), and its wholly-owned subsidiary, Lake Sunapee Bank, fsb (the “Bank”). The Company and the Bank are referred to together in this Agreement as “NHTB.” You and NHTB agree and acknowledge that this Agreement will become effective as of May 1, 2013 (the “Effective Date”).

1. Engagement as Consultant. NHTB hereby agrees to engage you, and you hereby agree to perform services for NHTB, on the terms and conditions set forth in this Agreement.

2. Termination of Employment Agreements. You and NHTB hereby acknowledge the termination of the following agreements, all effective as of the Effective Date: (i) the Executive Chairman Employment Agreement between you and the Bank, effective June 1, 2012 (the “Bank Employment Agreement”); and (ii) the Executive Chairman Employment Agreement between you and the Company, effective June 1, 2012 (the “Company Employment Agreement,” and together with the Bank Employment Agreement, the “Employment Agreements”).

3. Term and Termination. The term of this Agreement (the “Initial Term”) will commence on the Effective Date and will continue until the fifth anniversary of the Effective Date, unless terminated earlier pursuant to this Section 3; provided that, on such fifth anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary of such date, a “Renewal Date”), the Agreement will be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 30 days’ prior to the applicable renewal date. The period during which you provide services to NHTB under this Agreement is referred to as the “Consulting Term.”

4. Duties. During the Consulting Term, you will provide the following services as a consultant to NHTB: (i) community liaison; (ii) technical assistance to NHTB operations; (iii) legislative advocacy (state and federal); (iv) succession planning assistance; (v) acquisition review and consulting; (vi) mentoring/coaching of NHTB staff; and (vii) develop an ongoing dialogue with the local brokerage community. You and NHTB hereby acknowledge, however, that the services will not require you to provide services in excess of 20% of the average bona fide services performed for NHTB over the 36-months preceding the Effective Date and therefore will not preclude you from experiencing a “separation from service,” as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended. You will perform your duties and responsibilities under this Agreement to the best of your ability and in a diligent, timely, professional and workmanlike manner, in accordance with performance standards generally prevailing in the financial institutions industry.

5. Place of Performance. You will perform your duties and conduct your business at such location or locations as are reasonably acceptable to you and the Company.

6. Independent Contractor. During the Consulting Term, you will be an independent contractor and not an employee of the Company or the Bank and you will not be entitled to the benefits provided by the Company or the Bank to employees, including, without limitation, to group insurance coverage and eligibility to participate in any retirement plans and other employee benefit plans. Accordingly, you will be responsible for payment of all taxes, including federal and state income tax, Social Security tax, unemployment insurance tax, and any other taxes or business license fees as may be required (collectively, “Taxes”). Neither the Company nor the Bank will be liable for any Taxes resulting from the receipt by you of the fees or other amounts paid or payable to you under this agreement or your failure to comply with applicable laws.

7. Compensation and Related Matters.

(a) Consulting Fee. The Company will pay you a consulting fee of at an annual rate of $90,000, to be paid in equal monthly installments on the last business day of each month during the Consulting Term.

(b) Accelerated Vesting. In the event of the termination of this Agreement for any reason (other than your death or disability), all outstanding unvested equity awards (including, without limitation, restricted stock awards) held by you will become fully vested and, if applicable, exercisable, effective on the effective date of such termination.

(c) Business Expenses. You will be reimbursed by NHTB for all reasonable business expenses incurred by you at the request of NHTB in connection with your performance of consulting services (including, without limitation, reimbursement for use of your personal automobile in connection with your consulting services and reimbursement for your attendance at conferences as requested by NHTB) under this Agreement upon submission of receipts and other documentation in accordance with NHTB’s normal reimbursement procedures.

8. Termination. In the event that NHTB terminates this Agreement during the Initial Term pursuant to Section 3 of this Agreement without Cause as was defined in your prior Employment Agreements, you will receive a lump sum payment equal to the lesser of (i) $90,000 or (ii) the consulting fees that would have been paid through the expiration of the Initial Term had no termination taken place, with such amounts being paid in lump sum on the 30th day following the effective date of the termination of this Agreement.

9. Timing of Services. To the extent practicable, NHTB and you shall agree to schedule consulting services for specific days of the week reasonably acceptable to you and NHTB; provided that NHTB reserves the right to request consulting services at times other than the mutually agreed upon days and you agree to provide such services in a timely manner.

10. Compliance with Law and Company Policy. In the performance of the services contemplated in this Agreement, you will be an independent contractor with the authority to control the details of your work. However, your services are subject to NHTB’s approval and will be subject to NHTB’s general right of supervision to secure the satisfactory performance of your services. You agree to comply with all federal, state and municipal laws, rules and regulations, as well as all policies and procedures of the Company and the Bank that are now or may in the future become applicable to you in connection with your services to such entities.

11. Assignment. Neither this Agreement nor any of the rights, obligations or interests arising under this Agreement may be assigned by you. Neither this Agreement nor any of the rights, obligations or interests arising under this Agreement may be assigned by the Company or the Bank without your prior written consent, to a person or entity other than an affiliate or parent entity of the Company or the Bank or its successors or assigns; provided that, in the event of the merger, consolidation, transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement will, subject to the provisions of this Agreement, be binding upon and inure to the benefit of such successor and such successor will discharge and perform all promises, covenants, duties and obligations of the Company under this Agreement.

12. Notices. All notices and other communications under this Agreement will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as will be specified by the notice):

Notice to the Company:	New Hampshire Thrift Bancshares, Inc.
9 Main Street, P.O. Box 9
Newport, New Hampshire 03773
Attention: Chief Executive Officer

Notice to the Bank:	Lake Sunapee Bank, fsb
9 Main Street, P.O. Box 9
Newport, New Hampshire 03773
Attention: Chief Executive Officer

Notice to you:	Stephen W. Ensign
[Address]
[City], [State] [Zip]

13. Governing Law. This Agreement will be governed by the laws of the State of New Hampshire, without giving effect to the principles of conflicts of law thereunder.

14. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties to this Agreement. No waiver by a party to this Agreement at any time of any breach by the other party to this Agreement of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement have been made by the parties which are not set forth expressly in this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original but both of which together will constitute one and the same instrument.

16. Enforcement. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

17. Entire Agreement. This Agreement constitutes the entire agreement between you and NHTB and it supersedes any and all other agreements (including, without limitation, the Employment Agreements), understandings, negotiations or discussions, either oral or in writing, express or implied, between you and the Company and you and the Bank. Notwithstanding the foregoing, you hereby acknowledge and agree that neither the termination of your employment nor anything in this Agreement will affect your obligations under Section 12 of the Bank Employment Agreement or Section 13 of the Company Employment Agreement, which provisions will remain in full force and effect.

18. Required Regulatory Provision. Notwithstanding anything herein contained to the contrary, any payments made to you by the Bank or the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

19. Survival. The obligations of the parties set forth in Sections 6, 10, 11, 12, 13, 14, 15, 16, 17, 18 and 19 will survive any termination or expiration of your engagement as a consultant under this Agreement or of this Agreement.

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If you are in agreement with the foregoing, please sign and return the original copy of this Agreement to the undersigned, which will constitute our agreement with respect to the subject matter of this Agreement.

New Hampshire Thrift Bancshares, Inc.

By:	/s/ Stephen R. Theroux

Lake Sunapee Bank, fsb

By:	/s/ Stephen R. Theroux

Acknowledged and agreed:

Stephen W. Ensign

/s/ Stephen W. Ensign

Date: 02/14/2013